Exhibit 99.3

Republic Services, Inc. Prices $500 Million of 2.900% Senior Notes due 2026

PHOENIX (June 20, 2016)—Republic Services, Inc. (“Republic”) (NYSE: RSG) today announced that it has priced an offering of $500 million 2.900% senior notes due 2026. Republic intends to use the net proceeds of this offering, together with borrowing under its credit facilities, to purchase up to $600 million combined aggregate principal amount of the 6.200% Notes due 2040, 5.700% Notes due 2041 and 6.086% Notes due 2035, each issued by Republic, and the 7.400% Debentures due 2035 issued by Republic’s subsidiary Browning-Ferris Industries, LLC, tendered in the tender offers launched June 6, 2016. The offering is not conditioned upon the consummation of the tender offers.

The sale of the notes is expected to close on or about July 5, 2016, subject to customary closing conditions.

This press release is not an offer to sell or a solicitation of an offer to buy any security, nor will there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or other jurisdiction. The 0ffering is being made solely by means of a prospectus and a prospectus supplement, copies of which may be obtained by calling Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities subject to the tender offers, which may be made only pursuant to the terms of the Offer to Purchase, dated June 6, 2016, and the related Letter of Transmittal.

About Republic Services:

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.TM, the brand’s tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

Information Regarding Forward Looking Statements:

The disclosures in this press release include “forward looking statements” within the meaning of the federal securities laws concerning the proposed offering and tender offers. Republic’s ability to complete such transactions will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

For more information, contact:

Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741
media@RepublicServices.com	investor@RepublicServices.com

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